EXHIBIT 11
                 ATLANTIC AMERICAN CORPORATION AND SUBSIDIARIES
                   COMPUTATIONS OF NET INCOME PER COMMON SHARE
                               SUPPORTING SCHEDULE


                                                      Three Months Ended
                                                           March 31,
                                                      --------------------
(In thousands, except per share data)                     1998      1997
                                                      --------------------


Basic Earnings Per Common Share:

     Net income                                       $ 1,599    $ 1,938

     Less preferred dividends to affiliates              (380)      (380)
                                                      --------------------

     Net income available to common shareholders      $ 1,219    $ 1,558
                                                      ====================

     Weighted average common shares outstanding        18,909     18,684
                                                      ====================

     Net income per common share                      $   .06    $   .08
                                                      ====================


Diluted Earnings Per Common Share:

     Net income available to common shareholders      $ 1,219    $ 1,558
                                                      ====================

     Weighted average common shares outstanding        18,909     18,684

     Effect of dilutive stock options                     322        131
                                                      --------------------

     Weighted average common shares outstanding
        adjusted for dilutive stock options            19,231     18,815
                                                      ====================

     Net income per common share                      $   .06    $   .08
                                                      ====================